UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No. 3)*

Cadence Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

12738T100

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons. Versant Affiliates Fund II-A, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 61,124 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 61,124 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 61,124 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.10% (3)

12	Type of Reporting Person* PN

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

VV II serves as the sole general partner of VAF II-A and owns no securities of the Issuer directly. BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A; however, they disclaim beneficial ownership of the shares held by VAF II-A except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons. Versant Side Fund II, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 28,787 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 28,787 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 28,787 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.05% (3)

12	Type of Reporting Person* PN

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

VV II serves as the sole general partner of VSF II and owns no securities of the Issuer directly. BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VSF II; however, they disclaim beneficial ownership of the shares held by VSF II except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons. Versant Venture Capital II, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 3,220,948 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 3,220,948 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,220,948 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 5.06% (3)

12	Type of Reporting Person* PN

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

VV II serves as the sole general partner of VVC II and owns no securities of the Issuer directly. BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VVC II; however, they disclaim beneficial ownership of the shares held by VVC II except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons. Versant Side Fund IV, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 13,056 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 13,056 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 13,056 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.02% (3)

12	Type of Reporting Person* PN

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

VV IV serves as the sole general partner of VSF IV and owns no securities of the Issuer directly. BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VSF IV; however, they disclaim beneficial ownership of the shares held by VSF IV except to the extent of their pecuniary interests therein. Includes (i) 8,704 shares held by VSF IV; and (ii) a warrant to purchase up to 4,352 shares held by VSF IV. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons. Versant Venture Capital IV, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 2,072,448 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 2,072,448 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,072,448 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 3.26% (3)

12	Type of Reporting Person* PN

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

VV IV serves as the sole general partner of VVC IV and owns no securities of the Issuer directly. BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. Includes (i) 1,381,632 shares held by VVC IV; and (ii) a warrant to purchase up to 690,816 shares held by VVC IV. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons Versant Ventures II, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,310,859 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,310,859 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,310,859 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 5.20% (3)

12	Type of Reporting Person* OO

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 61,124 shares held by VAF II-A; (ii) 28,787 shares held by VSF II; and (iii) 3,220,948 shares held by VVC II. VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly. BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons Versant Ventures IV, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,085,504 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,085,504 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,085,504 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 3.28% (3)

12	Type of Reporting Person* OO

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 8,704 shares held by VSF IV; (ii) 1,381,632 shares held by VVC IV; (iii) a warrant to purchase up to 4,352 shares held by VSF IV; and (iv) a warrant to purchase up to 690,816 shares held by VVC IV. BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons Brian G. Atwood

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 87,500 shares (2)

	6	Shared Voting Power 5,396,363 shares of Common Stock (3)

	7	Sole Dispositive Power 87,500 shares (2)

	8	Shared Dispositive Power 5,396,363 shares of Common Stock (3)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,483,863 shares of Common Stock (2)(3)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.62% (4)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of options to acquire 87,500 shares of Common Stock held directly by BGA for the benefit of VVII.
(3)

Includes: (i) 61,124 shares held by VAF II-A; (ii) 28,787 shares held by VSF II; (iii) 3,220,948 shares held by VVC II; (iv) 8,704 shares held by VSF IV; (v) 1,381,632 shares held by VVC IV; (vi) a warrant to purchase up to 4,352 shares held by VSF IV; (vii) a warrant to purchase up to 690,816 shares held by VVC IV; and (viii) options to acquire 87,500 shares of Common Stock held directly by BGA for the benefit of VVC IV. VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly. BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein. BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(4)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons Samuel D. Colella

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 5,396,363 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 5,396,363 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,396,363 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.48% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 61,124 shares held by VAF II-A; (ii) 28,787 shares held by VSF II; (iii) 3,220,948 shares held by VVC II; (iv) 8,704 shares held by VSF IV; (v) 1,381,632 shares held by VVC IV; (vi) a warrant to purchase up to 4,352 shares held by VSF IV; and (vii) a warrant to purchase up to 690,816 shares held by VVC IV. VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly. BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein. BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons Ross A. Jaffe

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 5,396,363 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 5,396,363 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,396,363 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.48% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 61,124 shares held by VAF II-A; (ii) 28,787 shares held by VSF II; (iii) 3,220,948 shares held by VVC II; (iv) 8,704 shares held by VSF IV; (v) 1,381,632 shares held by VVC IV; (vi) a warrant to purchase up to 4,352 shares held by VSF IV; and (vii) a warrant to purchase up to 690,816 shares held by VVC IV.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therei

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons William J. Link

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 5,396,363 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 5,396,363 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,396,363 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.48% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 61,124 shares held by VAF II-A; (ii) 28,787 shares held by VSF II; (iii) 3,220,948 shares held by VVC II; (iv) 8,704 shares held by VSF IV; (v) 1,381,632 shares held by VVC IV; (vi) a warrant to purchase up to 4,352 shares held by VSF IV; and (vii) a warrant to purchase up to 690,816 shares held by VVC IV.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therei

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons Donald B. Milder

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 5,396,363shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 5,396,363 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,396,363 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.48% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G..

(2)

Includes: (i) 61,124 shares held by VAF II-A; (ii) 28,787 shares held by VSF II; (iii) 3,220,948 shares held by VVC II; (iv) 8,704 shares held by VSF IV; (v) 1,381,632 shares held by VVC IV; (vi) a warrant to purchase up to 4,352 shares held by VSF IV; and (vii) a warrant to purchase up to 690,816 shares held by VVC IV.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therei

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons Rebecca B. Robertson

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 5,396,363 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 5,396,363 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,396,363 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.48% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G..

(2)

Includes: (i) 61,124 shares held by VAF II-A; (ii) 28,787 shares held by VSF II; (iii) 3,220,948 shares held by VVC II; (iv) 8,704 shares held by VSF IV; (v) 1,381,632 shares held by VVC IV; (vi) a warrant to purchase up to 4,352 shares held by VSF IV; and (vii) a warrant to purchase up to 690,816 shares held by VVC IV.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therei

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons Camille D. Samuels

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 5,396,363 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 5,396,363 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,396,363 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.48% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 61,124 shares held by VAF II-A; (ii) 28,787 shares held by VSF II; (iii) 3,220,948 shares held by VVC II; (iv) 8,704 shares held by VSF IV; (v) 1,381,632 shares held by VVC IV; (vi) a warrant to purchase up to 4,352 shares held by VSF IV; and (vii) a warrant to purchase up to 690,816 shares held by VVC IV.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons Bradley J. Bolzon

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 5,396,363 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 5,396,363 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,396,363 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.48% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 61,124 shares held by VAF II-A; (ii) 28,787 shares held by VSF II; (iii) 3,220,948 shares held by VVC II; (iv) 8,704 shares held by VSF IV; (v) 1,381,632 shares held by VVC IV; (vi) a warrant to purchase up to 4,352 shares held by VSF IV; and (vii) a warrant to purchase up to 690,816 shares held by VVC IV.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons Charles M. Warden

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 5,396,363 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 5,396,363 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,396,363 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.48% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G..

(2)

Includes: (i) 61,124 shares held by VAF II-A; (ii) 28,787 shares held by VSF II; (iii) 3,220,948 shares held by VVC II; (iv) 8,704 shares held by VSF IV; (v) 1,381,632 shares held by VVC IV; (vi) a warrant to purchase up to 4,352 shares held by VSF IV; and (vii) a warrant to purchase up to 690,816 shares held by VVC IV.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons Barbara N. Lubash

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 5,396,363 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 5,396,363 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,396,363 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.48% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 61,124 shares held by VAF II-A; (ii) 28,787 shares held by VSF II; (iii) 3,220,948 shares held by VVC II; (iv) 8,704 shares held by VSF IV; (v) 1,381,632 shares held by VVC IV; (vi) a warrant to purchase up to 4,352 shares held by VSF IV; and (vii) a warrant to purchase up to 690,816 shares held by VVC IV.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons Robin L. Praeger

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 5,396,363 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 5,396,363 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,396,363 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.48% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G..

(2)

Includes: (i) 61,124 shares held by VAF II-A; (ii) 28,787 shares held by VSF II; (iii) 3,220,948 shares held by VVC II; (iv) 8,704 shares held by VSF IV; (v) 1,381,632 shares held by VVC IV; (vi) a warrant to purchase up to 4,352 shares held by VSF IV; and (vii) a warrant to purchase up to 690,816 shares held by VVC IV.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons Kirk G. Nielsen

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 5,396,363 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 5,396,363 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,396,363 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.48% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G..

(2)

Includes: (i) 61,124 shares held by VAF II-A; (ii) 28,787 shares held by VSF II; (iii) 3,220,948 shares held by VVC II; (iv) 8,704 shares held by VSF IV; (v) 1,381,632 shares held by VVC IV; (vi) a warrant to purchase up to 4,352 shares held by VSF IV; and (vii) a warrant to purchase up to 690,816 shares held by VVC IV.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

CUSIP No. 12738T100		13 G

1	Names of Reporting Persons Kevin J. Wasserstein

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 5,396,363 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 5,396,363 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,396,363 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 8.48% (3)

12	Type of Reporting Person* IN

(1)

This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Side Fund IV, L.P., a Delaware limited partnership (“VSF IV”), Versant Venture Capital IV, L.P., a Delaware limited partnership (“VVC IV”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Versant Ventures IV, LLC, a Delaware limited liability company (“VV IV”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL”), Robin L. Praeger (“RLP”), Kirk G. Nielsen (“KGN”) and Kevin J. Wasserstein (“KJW” and together with VAF II-A, VSF II, VVC II, VSF IV, VVC IV, VV II, VV IV, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW, BNL, KJW, RLP and KGN, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Includes: (i) 61,124 shares held by VAF II-A; (ii) 28,787 shares held by VSF II; (iii) 3,220,948 shares held by VVC II; (iv) 8,704 shares held by VSF IV; (v) 1,381,632 shares held by VVC IV; (vi) a warrant to purchase up to 4,352 shares held by VSF IV; and (vii) a warrant to purchase up to 690,816 shares held by VVC IV.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VVC IV; however, they disclaim beneficial ownership of the shares held by VVC IV except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

Introductory Note: This Statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of Cadence Pharmaceuticals, Inc. (the “Issuer”).

Item 1
(a)	Name of Issuer: Cadence Pharmaceuticals, Inc.
Address of Issuer’s Principal Executive Offices: 12481 High Bluff Dr. Suite 200 San Diego, California

Item 2
(a)

Name of Person(s) Filing:

Versant Affiliates Fund II-A, L.P. (“VAF II-A”)

Versant Side Fund II, L.P.  (“VSF II”)

Versant Venture Capital II, L.P.  (“VVC II”)

Versant Ventures II, LLC (“VV II”)

Versant Side Fund IV, L.P. (VSF IV”)

Versant Venture Capital IV, L.P. (“VVC IV”)

Versant Ventures IV, LLC (“VV IV”)

Brian G. Atwood (“BGA”)

Samuel D. Colella (“SDC”)

Ross A. Jaffe (“RAJ”)

William J. Link (“WJL”)

Donald B. Milder (“DBM”)

Rebecca B. Robertson (“RBR”)

Camille D. Samuels (“CDS”)

Bradley J. Bolzon (“BJB”)

Charles M. Warden (“CMW”)

Barbara N. Lubash (“BNL”)

Robin L. Praeger (“RLP”)

Kirk G. Nielsen (“KGN”)

Kevin J. Wasserstein (“KJW”)

(b)	Address of Principal Business Office: c/o Versant Ventures 3000 Sand Hill Road Building 4, Suite 210 Menlo Park, California 94025
(c)	Citizenship:

Entities:	VAF II-A	-	Delaware, United States of America
	VSF II	-	Delaware, United States of America
	VVC II	-	Delaware, United States of America
	VV II	-	Delaware, United States of America
	VSF IV	-	Delaware, United States of America
	VVC IV	-	Delaware, United States of America
	VV IV	-	Delaware, United States of America

Individuals:	BGA	-	United States of America
	SDC	-	United States of America
	RAJ	-	United States of America
	WJL	-	United States of America

		DBM	-	United States of America
		RBR	-	United States of America
		CDS	-	United States of America
		BJB	-	Canada
		CMW	-	United States of America
		BNL	-	United States of America
		RLP	-	United States of America
		KGN	-	United States of America
		KJW	-	United States of America
	(d)	Title of Class of Securities: Common Stock
	(e)	CUSIP Number: 12738T100

Item 3	Not applicable.

Item 4	Ownership.
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (2)
VAF II-A	61,124	61,124	0	61,124	0	61,124	0.10%
VSF II	28,787	28,787	0	28,787	0	28,787	0.05%
VVC II	3,220,948	3,220,948	0	3,220,948	0	3,220,948	5.06%
VV II	0	0	3,310,859	0	3,310,859	3,310,859	5.20%
VSF IV	13,056	13,056	0	13,056	0	13,056	0.02%
VVC IV	2,072,448	2,072,448	0	2,072,448	0	2,072,448	3.26%
VV IV	0	0	2,085,504	0	2,085,504	2,085,504	3.28%
BGA	87,500	87,500	5,396,363	87,500	5,396,363	5,483,863	8.62%
SDC	0	0	5,396,363	0	5,396,363	5,396,363	8.48%
RAJ	0	0	5,396,363	0	5,396,363	5,396,363	8.48%
WJL	0	0	5,396,363	0	5,396,363	5,396,363	8.48%
DBM	0	0	5,396,363	0	5,396,363	5,396,363	8.48%
RBR	0	0	5,396,363	0	5,396,363	5,396,363	8.48%
CDS	0	0	5,396,363	0	5,396,363	5,396,363	8.48%
BJB	0	0	5,396,363	0	5,396,363	5,396,363	8.48%
CMW	0	0	5,396,363	0	5,396,363	5,396,363	8.48%
BNL	0	0	5,396,363	0	5,396,363	5,396,363	8.48%
RLP	0	0	5,396,363	0	5,396,363	5,396,363	8.48%
KGN	0	0	5,396,363	0	5,396,363	5,396,363	8.48%
KJW	0	0	5,396,363	0	5,396,363	5,396,363	8.48%

(1)

VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly. BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein. VV IV serves as the sole general partner of VSF IV and VVC IV and owns no securities of the Issuer directly. BGA, SDC, RAJ, WJL, RBR, CDS, BJB, CMW, RLP, KGN and KJW are directors and/or members of VV IV and share voting and dispositive power over the shares held by VSF IV and VVC IV; however, they disclaim beneficial ownership of the shares held by VSF IV and VVC IV except to the extent of their pecuniary interests therein.

(2)

This percentage is calculated based upon 63,615,530 shares of Common Stock outstanding as of October 31, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:   ☐

Item 6	Ownership of More than Five Percent on Behalf of Another Person.
See Items 2(a) and 4.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8	Identification and Classification of Members of the Group.
Not applicable.

Item 9	Notice of Dissolution of Group.
Not applicable.

Item 10	Certification.
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2012

Versant Affiliates Fund II-A, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Side Fund II, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Venture Capital II, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Ventures II, LLC

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Side Fund IV, L.P.

By:	Versant Ventures IV, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Venture Capital IV, L.P.

By:	Versant Ventures IV, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Ventures IV, LLC

By:	/s/ Robin L. Praeger
Managing Member

/s/ Robin L. Praeger as attorney in fact
Brian G. Atwood

/s/ Robin L. Praeger as attorney in fact
Samuel D. Colella

/s/ Robin L. Praeger as attorney in fact
Ross A. Jaffe

/s/ Robin L. Praeger as attorney in fact
William J. Link

/s/ Robin L. Praeger as attorney in fact
Donald B. Milder

/s/ Robin L. Praeger as attorney in fact
Rebecca B. Robertson

/s/ Robin L. Praeger as attorney in fact
Camille D. Samuels

/s/ Robin L. Praeger as attorney in fact
Bradley J. Bolzon

/s/ Robin L. Praeger as attorney in fact
Charles M. Warden

/s/ Robin L. Praeger as attorney in fact
Barbara N. Lubash

/s/ Robin L. Praeger
Robin L. Praeger

/s/ Robin L. Praeger
Kirk G. Nielsen

/s/ Robin L. Praeger as attorney in fact
Kevin J. Wasserstein

Exhibit(s):

A - Joint Filing Statement

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Cadence Pharmaceuticals, Inc. is filed on behalf of each of us.

Dated: February 10, 2012

Versant Affiliates Fund II-A, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Side Fund II, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Venture Capital II, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Ventures II, LLC

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Side Fund IV, L.P.

By:	Versant Ventures IV, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Venture Capital IV, L.P.

By:	Versant Ventures IV, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Ventures IV, LLC

By:	/s/ Robin L. Praeger
Managing Member

/s/ Robin L. Praeger as attorney in fact
Brian G. Atwood

/s/ Robin L. Praeger as attorney in fact
Samuel D. Colella

/s/ Robin L. Praeger as attorney in fact
Ross A. Jaffe

/s/ Robin L. Praeger as attorney in fact
William J. Link

/s/ Robin L. Praeger as attorney in fact
Donald B. Milder

/s/ Robin L. Praeger as attorney in fact
Rebecca B. Robertson

/s/ Robin L. Praeger as attorney in fact
Camille D. Samuels

/s/ Robin L. Praeger as attorney in fact
Bradley J. Bolzon

/s/ Robin L. Praeger as attorney in fact
Charles M. Warden

/s/ Robin L. Praeger as attorney in fact
Barbara N. Lubash

/s/ Robin L. Praeger
Robin L. Praeger

/s/ Robin L. Praeger
Kirk G. Nielsen

/s/ Robin L. Praeger as attorney in fact
Kevin J. Wasserstein